Exhibit 99.2

GROUP AGREEMENT

This Agreement (this “Agreement”) is made and entered into as of January 20, 2015, by and among (1) Starboard Value and Opportunity Master Fund Ltd, a Cayman Islands exempted company, Starboard Value and Opportunity S LLC, a Delaware limited liability company, Starboard Value and Opportunity C LP, a Delaware limited partnership, Starboard Value LP, a Delaware limited partnership, Starboard Value GP LLC, a Delaware limited liability company, Starboard Principal Co LP, a Delaware limited partnership, Starboard Principal Co GP LLC, a Delaware limited liability company, Starboard Value R LP, a Delaware limited partnership, Starboard Value R GP LLC, a Delaware limited liability company, Jeffrey C. Smith, Mark R. Mitchell and Peter A. Feld (together, “Starboard”) and (2) Ken Traub (“Mr. Traub” and together with Starboard, each a “Party” to this Agreement, and collectively, the “Parties” or the “Group”).

WHEREAS, each of the Parties is a stockholder, direct or beneficial, of Insperity, Inc., a Delaware corporation (“Insperity” or the “Company”);

WHEREAS, the Parties previously formed the Group for the purpose of (i) engaging in discussions with the Company regarding operating results, cost and capital allocation, opportunities to enhance stockholder value and corporate governance, (ii) taking all action necessary to achieve the foregoing and (iii) taking any other actions the Group determines to undertake in connection with their respective investment in the Company, including, but not limited to, a potential solicitation of proxies or written consents in furtherance of seeking representation on the Board of Directors (the “Board”) of Insperity; and

WHEREAS, the Parties desire to reduce to writing their agreements and arrangements with respect to the Group.

NOW, IT IS AGREED, this 20th day of January 2015 by the Parties hereto:

1. Each of the undersigned agrees the Group has been formed for the purposes of (i) engaging in discussions with the Company regarding operating results, cost and capital allocation, opportunities to enhance stockholder value and corporate governance, (ii) taking all action necessary to achieve the foregoing and (iii) taking any other actions the Group determines to undertake in connection with their respective investment in the Company, including, but not limited to, a potential solicitation of proxies or written consents in furtherance of seeking representation on the Board.

2. Each Party agrees to the joint filing on behalf of each of them and their respective affiliates of a statement on Schedule 13D, and any amendments thereto, with respect to the Securities of the Company to the extent required by applicable law. Each member of the Group shall be responsible for the accuracy and completeness of its own disclosure therein, and is not responsible for the accuracy and completeness of the information concerning the other members, unless such member knows or has reason to know that such information is inaccurate. As used herein, “Securities” shall mean equity securities of the Company, options to purchase or sell equity securities of the Company, and swaps, synthetics and other derivative securities or instruments, the value of which is solely and directly related to equity securities of the Company.

3. Mr. Traub expressly agrees not to purchase or sell any Securities from the date of this Agreement until the termination of this Agreement pursuant to Section 8 unless Mr. Traub receives the prior written consent of Starboard.

4. Each of the Parties hereto agrees that any SEC filing, press release, Company communication or shareholder communication proposed to be made or issued by the Group or any member of the Group in connection with the Group’s activities shall be as directed by Starboard. Starboard shall have discretion over the content and timing of public or private communications and negotiating positions taken on behalf of the Group. Each of the Parties hereto further agrees that any communication with the Company shall be at Starboard’s direction and that Mr. Traub shall not communicate with the Company on the Group’s behalf without Starboard’s prior written consent.

5. The relationship of the Parties hereto shall be limited to carrying on the business of the Group in accordance with the terms of this Agreement. Such relationship shall be construed and deemed to be for the sole and limited purpose of carrying on such business as described herein. Nothing herein shall be construed to authorize any Party to act as an agent for any other party, or to create a joint venture or partnership, or to constitute an indemnification. Except as otherwise may be provided herein, nothing shall restrict any Party’s right to purchase or sell securities of the Company, as it deems appropriate, in its sole discretion, provided that all such purchases and sales are made in compliance with all applicable securities laws.

6. This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which, taken together, shall constitute but one and the same instrument, which may be sufficiently evidenced by one counterpart.

7. This Agreement and all disputes, claims or controversies relating to, arising out of, or in connection with this Agreement shall be governed by and construed in accordance with the Laws of the State of New York. In the event of any dispute arising out of the provisions of this Agreement or their investment in the Company, the Parties hereto consent and submit to the exclusive jurisdiction of the Federal and State Courts in the State of New York.

8. Any party hereto may terminate its obligations under this Agreement on two business days’ prior written notice to all other Parties, with a copy by fax to Jeffrey L. Kochian of Akin Gump Strauss Hauer & Feld LLP at (212) 872-1002. Section 7 of this Agreement shall survive any termination pursuant to this Section 8.

9. Each of the undersigned Parties hereby agrees that Akin Gump Strauss Hauer & Feld LLP shall act as counsel for both the Group and each of Starboard and Mr. Traub as it relates to the Group’s activities set forth herein.

10. Each of the undersigned Parties hereby agrees that this Agreement shall be filed as an exhibit to any Schedule 13D to be filed under applicable law pursuant to Rule 13d-1(k)(1)(iii) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

11. Each of the undersigned Parties hereby agrees that this Agreement may not be assigned, amended, waived or modified except by a writing signed by each Party.

[Signature page follows]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed as of the day and year first above written.

STARBOARD VALUE AND OPPORTUNITY MASTER FUND LTD		STARBOARD VALUE LP
By:	Starboard Value LP,	By:	Starboard Value GP LLC,
	its investment manager		its general partner

STARBOARD VALUE AND OPPORTUNITY S LLC		STARBOARD VALUE GP LLC
By:	Starboard Value LP,	By:	Starboard Principal Co LP,
	its manager		its member

STARBOARD VALUE AND OPPORTUNITY C LP		STARBOARD PRINCIPAL CO LP
By:	Starboard Value R LP	By:	Starboard Principal Co GP LLC,
	its general partner		its general partner

STARBOARD VALUE R LP		STARBOARD PRINCIPAL CO GP LLC
By:	Starboard Value R GP LLC,
	its general partner	STARBOARD VALUE R GP LLC

By:	/s/ Jeffrey C. Smith
	Name:	Jeffrey C. Smith
	Title:	Authorized Signatory

/s/ Jeffrey C. Smith
JEFFREY C. SMITH
Individually and as attorney-in-fact for Mark R. Mitchell and Peter A. Feld

[Signature page to Group Agreement]

By:	/s/ Ken Traub
Name: Ken Traub

[Signature page to Group Agreement]